UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 6, 2008

House of Taylor Jewelry, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-25377 (Commission File Number)	33-0805583 (IRS employer identification no.)
9200 Sunset Blvd. Suite 425 West Hollywood, California	90069
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(310) 860-2660

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events

On May 6, 2008, the Registrant received a “Notice of Default; Reservation of Rights” letter from New Stream Secured Capital, L.P. (“New Stream”), its senior Lender.

All capital terms used herein shall have the respective meanings ascribed to them in the Loan Agreement that was filed as an exhibit to the Registrant’s Form 8-K that was filed on October 18, 2007 after the Registrant entered into the Loan Agreement with New Stream on October 12, 2007.

The letter from New Stream stated in relevant part that:

“It has come to the attention of Lender that certain Events of Default (as that term is defined in the Financing Agreement) have occurred or will incur, including, but not limited to, the following:

1.

Event of Default under Section 7.1(a) of the Loan Agreement arising from the continued failure by Borrower to immediately repay, in violation of Section 1.2(b) of the Loan Agreement, all outstanding Obligations of Borrower to Lender in the sum of $3,947,505.95, which sum represents the amount by which the outstanding Revolver Credit Loan exceeds the Borrowing Availability;

2.

Event of Default under Section 7.1(b) of the Loan Agreement arising from failure by Borrower to maintain Minimum EBITDA for the periods December 31, 2007 and March 31, 2008, in violation of Section 4.2 of the Loan Agreement; and

3.

Event of Default under Section 7.1(b) of the Loan Agreement arising from Borrower’s transfer, conveyance and/or disposition or of certain of its assets without the consent of Lender, in violation of Section 5(f) of the Loan Agreement (collectively the “Existing Events of Default”).”

Lender hereby specifically reserves all of the rights and remedies of any kind, nature or description available to Lender as a result of the Existing Events of Default pursuant to the terms of the Loan Agreement, the other Financing Agreements and applicable law.”

New Stream further noted in its letter us that “While we have previously supported and continue to support the Borrower’s attempts to liquidate its Inventory in order to repay Lender, the sending of this letter should not be construed to limit the right of Lender to act without other or further notice to Borrower…in accordance with the terms of the Loan Agreement and the other Financing Agreements and applicable law….”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2008	House of Taylor Jewelry, Inc.
/s/ Bob Rankin
Bob Rankin, Chief Financial and Operating Officer

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